Contact:	Investors & Analysts:
John D. Emerick, Jr.
Fair Isaac Corporation
(800) 213-5542
investor@fairisaac.com
Fair Isaac Corporation announces closure on an unsecured $300 million revolving credit facility
MINNEAPOLIS — October 23, 2006 — Fair Isaac Corporation (NYSE: FIC), the leading provider of analytics and decision management technology, today announced the closure on a $300 million revolving credit facility with a syndicate of six financial institutions. The revolving credit facility will have a maturity of five years and may be increased to $500 million subject to certain terms and conditions. Fair Isaac plans on using the proceeds of the revolving credit facility for working capital and general corporate purposes and the proceeds may also be used for refinancing of existing debt, acquisitions, and repurchase of common stock.
About Fair Isaac
Fair Isaac Corporation (NYSE:FIC) makes decisions smarter. The company’s solutions and technologies for Enterprise Decision Management give businesses the power to automate more processes and apply more intelligence to every customer interaction. Through increasing the precision, consistency and agility of their decisions, Fair Isaac clients worldwide increase sales, build customer value, cut fraud losses, manage credit risk, reduce operational costs, meet changing compliance demands and enter new markets more profitably. Founded in 1956, Fair Isaac powers hundreds of billions of decisions a year in financial services, insurance, telecommunications, retail, consumer branded goods, healthcare and the public sector. Fair Isaac also helps millions of individuals manage their credit health through the www.myFICO.com website. Visit Fair Isaac online at www.fairisaac.com.
Statement Concerning Forward-Looking Information Except for historical information contained herein, the statements contained in this news release that relate to Fair Isaac or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the company’s ability to recruit and retain key technical and managerial personnel, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, competition, regulatory changes applicable to the use of consumer credit and other data, the possibility that the anticipated benefits of acquisitions, including expected synergies, will not be realized and other risks described from time to time in Fair Isaac’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2005 and quarterly report on Form 10-Q for the period ended June 30, 2006. If any of these risks or uncertainties materialize, Fair Isaac’s results could differ materially from its expectations. Fair Isaac disclaims any intent or obligation to update these forward-looking statements.